EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Sunrise Telecom Incorporated:

We consent to incorporation by reference in the registration statements (File Nos. 333-61596, 333-43270, 333-96689, and 333-107471) on Form S-8 of Sunrise Telecom Incorporated of our report dated January 28, 2004, with respect to the consolidated balance sheets of Sunrise Telecom Incorporated and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Sunrise Telecom Incorporated.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

/s/    KPMG LLP

Mountain View, California

March 25, 2004